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For Immediate Release
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Company Contact:                         Press Contact:
----------------                         --------------
Trevor M. Saliba                         David A. Kaminer
CirTran Corporation                      The Kaminer Group
+(801) 963-5112                          +(914) 684-1934
trevor@cirtran.com                       dkaminer@kamgrp.com


Correcting and Replacing CirTran Reports
Record Sales, Strong Overall Improvement in 10-K
Filing
Thursday, April 20, 3:27 PM ET

SALT LAKE CITY--(BUSINESS WIRE)--April 20, 2006 --Please replace the release dated April 17, 2006 with the following corrected version due to multiple revisions.

The corrected release reads:

CIRTRAN REPORTS RECORD SALES, STRONG OVERALL IMPROVEMENT IN 10-KSB FILING

       CirTran Corporation (OTC BB: CIRT), an international full-service contract manufacturer of IT, consumer and consumer electronics products, filed its Form 10-KSB for the year ended December 31, 2005, on April 17, 2006, reporting record sales and what its founder and president called "a strong overall improvement."
       CirTran reported net sales of $12,992,512, an increase of 46.6% as compared with $8,862,715 for fiscal 2004. The company also reported a 243% improvement in gross profit, growing to $6,248,288 from $1,818,781, while trimming losses by 20% to $527,708 from a loss of $658,322 in fiscal 2004.
       "CirTran showed a strong overall improvement in 2005, which would have been stronger still if not for resolutions of existing situations - occurring after our February 28, 2006 press release - subsequently charged to fiscal 2005 ," said Iehab J. Hawatmeh, the company's founder and president.
       "In addition, our 10-KSB filing includes the application of EITF 00-19 and SFAS 133 to our convertible debentures. These standards were addressed by the SEC in its December 1, 2005 version of "Current Accounting and Disclosure Issues in the Division of Corporate Finance." This guidance helped clarify the application of the above mentioned standards to the Company.
       As already announced by CirTran, two litigation matters settled in February were charged to fiscal 2005 as "previous obligations." In addition, the application of the SEC's December 1 guidance resulted in a non-cash charge of $826,124 for accretion expense related to the $3.75 million convertible debenture issued to Highgate House Funds, Ltd., in May 2005. In addition, a derivative expense of $235,015 was charged to fiscal 2005 for the $1.5 million convertible debenture issued to Cornell Capital in December 2005.

       "These changes resulted in expense of $1,061,139 reducing CirTran's net income for the fiscal year. If not for reporting the legal settlements against 2005 and the December 2005 new interpretation by the SEC, CirTran would have been on-target for its first profitable year ever," he said.
       Other major areas of financial growth for CirTran reported in the 10-KSB filing included:
       - a 447% improvement in EBITDA to $1,268,000 as compared with $231,710 reported for 2004;
       - a 154% improvement in total assets to $10,899,705 from $4,293,429 reported for 2004, and
       - a 161% improvement in stockholder equity to $1,377,848 from ($2,242,033) reported for 2004.

Continued Growth by CirTran
       "In 2005, CirTran continued its growth in all areas of our business," Mr. Hawatmeh said. "Sales grew, we added products and divisions, and for the first time we reported a profitable quarter followed by a second profitable quarter. If not for auditing adjustments involving legal issues and derivative instruments, our projection and goal of a profitable year would have been realized."

About CirTran Corporation
-------------------------

Founded in 1993, CirTran Corporation (OTC BB: CIRT, www.CirTran.com) is a premier international full-service contract manufacturer. Headquartered in Salt Lake City, its ISO 9001:2000-certified, non-captive 40,000-square foot manufacturing facility is the largest in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities while reducing costs and ensuring speedy time-to-market. In 1998, CirTran acquired Racore Technology (www.racore.com), founded in 1983 and reorganized as Racore Technology Corporation in 1997. In 2004, it formed CirTran-Asia as a high-volume manufacturing arm and wholly-owned subsidiary with its principal office in ShenZhen, China. CirTran-Asia operates in three primary business segments: high-volume electronics, fitness equipment and household products manufacturing, focusing on the multi-billion dollar Direct Response Industry.

Forward-looking Statements

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release, including those relating to anticipated performance of the Company, involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. Factors which could cause results to differ from those included in such forward-looking statements include our ability to perform under existing contracts, our ability to collect accounts receivable for existing contracts, our ability to generate additional business, and other factors relating to our business, including those listed in the "Risk Factors" section of our Annual Report on Form 10-KSB for the year ended December 31, 2005, recently filed with the SEC. The Company expressly disclaims any obligation or intention to update any forward looking statement.






















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